UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2010

Electronics For Imaging, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Velocity Way

Foster City, California 94404

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 29, 2010, the Board of Directors of Electronics For Imaging, Inc. (the “Company”) appointed Vincent Pilette as Chief Financial Officer of the Company, effective January 1, 2011 (the “Effective Date”). Mr. Pilette succeeds Gordon Heneweer, who served as the Company’s interim Chief Financial Officer since May 10, 2010 and who continued serving in that capacity through and including December 31, 2010. Starting on the Effective Date, Mr. Heneweer resumed his functions as the Company’s Vice President, Finance.

(c) As indicated above, on December 29, 2010, the Board of Directors of the Company appointed Mr. Pilette as its Chief Financial Officer, who started serving in that capacity on the Effective Date.

Mr. Pilette, age 39, served as Vice President of Finance for Enterprise Server, Storage and Networking Group at Hewlett-Packard Company (“HP”) from January 2009 through December 2010. Prior to this role, Mr. Pilette served as Vice President of Finance for HP Software Group from December 2005 through December 2008. Mr. Pilette occupied various other finance positions at HP, in the U.S and EMEA, since joining the company in 1997. Mr. Pilette holds a B.S. in Engineering and M.S. in Business from Louvain University in Belgium where he graduated magna cum laude. He also holds a Master’s degree in Business Administration from Kellogg School of Management at Northwestern University.

On December 29, 2010 (the “Meeting Date”), the Compensation Committee (the “Committee”) of the Company approved the compensation package for Mr. Pilette as set forth in the Company’s offer letter (the “Offer Letter”), a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference, and an Executive Employment Agreement with Mr. Pilette (the “Employment Agreement”), a copy of which is filed as Exhibit 10.2 to this report and is incorporated herein by reference. As compensation for his services as Chief Financial Officer, Mr. Pilette will receive an annual base salary of $350,000, and his annual bonus target will be 70% ($245,000) of his base salary, with his bonus to be based on performance measurements determined by the Committee at such time when the executive officers’ annual bonus program is approved, and subject to the terms and conditions of such program. In addition, Mr. Pilette will receive an award of award of 60,000 restricted stock units (“RSUs”), to vest 33 1/3% on the first, second and third anniversaries of the grant date, and an award of 90,000 RSUs, the vesting of which shall be determined by reference to the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days preceding the Meeting Date (the “Determination Price”) and shall be as follows: 28,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 125% of the Determination Price; 31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 150% of the Determination Price; 31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 175% of the Determination Price.

If, before a change of control or more than 24 months after a change of control, Mr. Pilette’s employment is terminated by the Company without cause or by Mr. Pilette for good reason, he will be entitled to an amount equal to 18 months’ base salary, a pro-rated portion of his bonus for the year in which his termination occurs. and vesting of his outstanding equity awards as though his employment had continued for an additional six months. If, within 24 months following a change of control, Mr. Pilette’s employment is terminated by the Company without cause or by Mr. Pilette for good reason, he will be entitled to 24 months’ base salary, his target bonus for the year in which his termination occurs, and vesting in full of his outstanding equity awards (assuming maximum performance for awards subject to performance-based vesting conditions). In each case, Mr. Pilette would also be entitled to payment by the Company of his premiums for continued health coverage under COBRA and certain outplacement services. His rights to receive any of the severance benefits described above is subject to his execution of a release of claims in favor of the Company upon the termination of his employment.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Offer Letter and the Employment Agreement, as applicable.

In connection with his appointment as Chief Financial Officer of the Company, Mr. Pilette has also entered into an Indemnity Agreement in the form attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission February 15, 2008.

There are no related party transactions between the Company and Mr. Pilette and there are no family relationships between Mr. Pilette and any director or executive officer of the Company.

A copy of the Company’s press release announcing Mr. Pilette’s election is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Offer Letter dated December 29, 2010.

10.2	Executive Employment Agreement with Vincent Pilette, dated December 29, 2010.

99.1	Press release dated January 4, 2011 – EFI Appoints New Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 4, 2011	ELECTRONICS FOR IMAGING, INC.

	By:	/s/ Guy Gecht
	Name:	Guy Gecht
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter dated December 29, 2010.

10.2	Executive Employment Agreement with Vincent Pilette, dated December 29, 2010.

99.1	Press release dated January 4, 2011 – EFI Appoints New Chief Financial Officer.